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Exhibit 99

WESTERN GAS RESOURCES, INC.
ANNOUNCES PURCHASE OF SAN JUAN BASIN ASSETS

        DENVER, July 22, 2004. Western Gas Resources, Inc. ("Western") (NYSE:WGR) today announced that it signed a purchase and sale agreement to purchase certain oil and gas assets in the San Juan Basin of New Mexico from an undisclosed seller for approximately $82.2 million. Closing is expected to occur on October 1, 2004.

        The purchase price includes 24,000 net acres (32,000 gross acres) with approximately 100 wells producing 12.6 MMcfd gross or 9.3 MMcfd net of coal bed methane gas. Proved reserves as of December 31, 2003 are estimated to be approximately 60 Bcf. The purchase price also includes approximately 130 miles of related gathering systems, which are currently connected to Western's existing San Juan River plant.

        Peter Dea, President and Chief Executive Officer of Western, stated, "These assets are an excellent fit with our existing gathering and processing assets in the San Juan Basin and offer the potential for additional drilling locations. They fully support our strategy of being a premier producer and gatherer of unconventional natural gas in the Rocky Mountain region and serve to establish a new core integrated area for the Company."

        Company Description.    Western is an independent natural gas explorer, producer, gatherer, processor, transporter and energy marketer providing a broad range of services to its customers from the wellhead to the sales delivery point. The Company's producing properties are located primarily in Wyoming, including the developing Powder River Basin coal bed methane play, where Western is a leading acreage holder and producer, and the rapidly growing Pinedale Anticline. The Company also designs, constructs, owns and operates natural gas gathering, processing and treating facilities in major gas-producing basins in the Rocky Mountain, Mid-Continent and West Texas regions of the United States. For additional Company information, visit Western's web site at www.westerngas.com.

        This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future growth potential. Although the Company believes that its expectations are based on reasonable assumptions, Western can give no assurances that its projections are accurate. These statements are subject to a number of risks and uncertainties, which may cause actual results to differ materially. These risks and uncertainties include, among other things, unknown factors discovered in due diligence, changes in natural gas and NGL prices, government regulation or action, geological risk, environmental risk, weather, rig availability, transportation capacity, the success of third-party producers drilling near its systems and other factors as discussed in the Company's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.

Investor Contact:	Ron Wirth, Director of Investor Relations (800) 933-5603 or (303) 252-6090 Email: rwirth@westerngas.com

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WESTERN GAS RESOURCES, INC. ANNOUNCES PURCHASE OF SAN JUAN BASIN ASSETS